(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain T r u s t a n d S e r v i c i n g Agreement d a t e d as of March 1, 2016, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator, Paying Agent and Custodian with respect to Commercial Mortgage Pass-Through Certificates, COMM 2016-787S (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.07 of this Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.        A review of the activities of the Special Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Marthinsen

Daniel Marthinsen, Managing Director

Wells Fargo Bank

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